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                                                                    EXHIBIT 99.1

                               (CONNETICS LOGO)

COMPANY CONTACT          INVESTOR RELATIONS               MEDIA CONTACT
---------------          ------------------               -----------------
John Higgins             Ina McGuinness or Bruce Voss     Danine Summers
Chief Financial Officer  Lippert/Heilshorn & Associates   VP, Marketing
(650) 843-2800           (310) 691-7100                   (650) 843-2800
jhiggins@connetics.com   imcguinness@lhai.com             dsummers@connetics.com


                      CONNETICS ANNOUNCES POSITIVE RESULTS
                       FROM VELAC PHASE III PIVOTAL TRIALS

                COMPANY EXPECTS TO SUBMIT NDA FOR FIRST-IN-CLASS
                  TRIPLE-ACTION ACNE TREATMENT IN THIRD QUARTER

PALO ALTO, CALIF. (MARCH 23, 2004) - Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company focused on dermatology, today announced the positive outcome of its Phase III clinical trials evaluating Velac(R) in the topical treatment of acne vulgaris. Velac is a first-in-class, once-a-day treatment combination of 1% clindamycin and 0.025% tretinoin in an aqueous gel.

The two Velac Phase III trials comprise the largest-ever pivotal program conducted by Connetics and included more than 2,200 patients with mild-to-moderate acne at 37 centers, in which patients were treated for 12 weeks in double-blinded, placebo- and active-controlled studies. The Phase III trials were of identical design evaluating the beneficial effect of Velac compared with each of the single active ingredients, clindamycin gel and tretinoin gel, and with the placebo gel on two primary efficacy endpoints: Lesion Count and Investigator's Static Global Assessment (ISGA). The Lesion Count endpoint is measured as a percent reduction in two out of three lesion counts (inflammatory, non-inflammatory and total). Treatment success based on ISGA is measured as the proportion of patients who are clear or almost clear of lesions at the end of treatment.

The data from each trial demonstrated a consistently robust and statistically superior treatment effect for Velac compared with clindamycin gel, tretinoin gel and placebo gel on both of the primary endpoints. An analysis of the combined data from the two clinical trials demonstrated similar results to the individual trials. In the combined analysis, the proportion of patients achieving treatment success on the ISGA were: 37% Velac, 27% clindamycin gel, 25% tretinoin gel and 14% vehicle gel (p<0.0001 for all comparisons). The mean percent reduction in total lesion counts was: 49% Velac, 38% clindamycin gel, 40% tretinoin gel and 23% vehicle gel (p<0.0001 for all comparisons).

The data from these trials also demonstrated that Velac was safe and well tolerated, with the most commonly observed adverse effects being application site reactions (e.g. burning, dryness, redness and peeling).

"We are delighted with the strength of the Velac pivotal data, and look forward to the prospect of bringing this significant advancement in the treatment of acne to dermatologists and their patients.


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As Velac is a patent-protected, first-in-class combination product, we expect it to play an important role as we build a strong franchise in the $1 billion U.S. acne market. Acne is one of the largest segments in dermatology, and Velac, if approved, targets three of the four causes of acne and represents the largest sales potential of any product in our pipeline," said Thomas G. Wiggans, President and Chief Executive Officer of Connetics.

"The Velac development program has consistently met or exceeded our expectations on timing and results. I express my sincere thanks to our Connetics team, the clinical investigators and their staffs, and the patients who participated in these trials. This team has done a fantastic job in planning and executing a premier development program," he added. "We look forward to submitting a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) in the third quarter to seek approval to market Velac in the U.S."

Velac increases the opportunity for Connetics to take a leadership position in the acne market and complements Actiza(TM), an investigational new drug formulation of 1% clindamycin delivered in the Company's proprietary VersaFoam(TM) delivery system. The FDA has accepted the Actiza NDA for filing as of December 24, 2003.

"These trials have met the highest standards for regulatory approval by achieving statistical superiority on both lesion count and ISGA endpoints," said Lincoln Krochmal, M.D., Executive Vice President, Research & Product Development. "The overall clinical benefits achieved in patients treated with Velac were excellent, with more than one in three being clear or almost clear at 12 weeks having had lesion counts ranging from 35 to 200. The breakthrough formulation technology to stabilize the two active ingredients along with the significantly superior clinical results seen in the pivotal trials has the potential to result in a new paradigm in acne therapy."

"As a member of The Global Alliance for Better Outcomes in Acne, we have been advocating the use of topical retinoids in combination with topical antibiotics as the backbone of treatment for the vast majority of acne patients," said James Leyden, M.D., Professor of Medicine, University of Pennsylvania, and Principal Investigator in the Velac pivotal program. "Now, for the first time we have the two most commonly used agents in one vehicle to help deliver on this treatment approach."

ABOUT VELAC

Velac is a once daily topical treatment that combines clindamycin, the No. 1 prescribed topical antibiotic for acne, and tretinoin, the No. 1 prescribed topical retinoid for acne. The combination drug has a triple-action effect combining the anti-inflammatory and antimicrobial effects of clindamycin with the beneficial comedolytic effects of tretinoin in normalizing the plugging of pores, which leads to acne lesions. Velac is delivered in an elegant, non-alcoholic gel. In May 2002, Connetics licensed rights from Yamanouchi Europe B.V. to develop and commercialize Velac exclusively in the U.S. and Canada, and non-exclusively in Mexico. Velac is approved in Europe.

ABOUT CONNETICS

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, and Soriatane(R) (acitretin) capsules, 10 mg and 25 mg. Connetics is developing Extina(TM), a foam formulation of the antifungal drug ketoconazole, Actiza(TM), a foam formulation of clindamycin for treating acne, and Velac(R), a combination of clindamycin and tretinoin for treating acne. Connetics has branded its innovative foam drug delivery vehicle VersaFoam(TM). These formulations aim to improve the management of dermatological diseases and

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provide significant product differentiation, and have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future are forward-looking statements, including specifically comments about the timing of filing an NDA, the market potential for Velac, and the likelihood of approval of Velac. These statements are based on certain assumptions made by Connetics' management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics' control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Any such projections or statements include Connetics' current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' Annual Report on Form 10-K filed on March 15, 2004. Forward-looking statements represent the judgment of the Company's management as of the date of this release, and Connetics' disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Connetics prescription product is available by contacting the Company.

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